Exhibit 7

Execution Version

Luxor Capital Group, LP

1114 Avenue of the Americas

New York, NY 10036

January 16, 2014

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated the date hereof, from Luxor Capital Group, LP (together with its affiliates and its subsidiaries, the “Investor”) to RCS Capital Corporation (the “Issuer”) (the “Commitment Letter”). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Commitment Letter.

Each of the undersigned, in its or his individual capacity, and the Investor expressly acknowledges and agrees that the completion of the transactions set forth in this letter agreement, while an inducement to the Investor to enter into the Commitment Letter, shall not be conditions precedent to the Investor’s commitment to its Investment.

1. Corporate Restructuring. Each of the undersigned agrees that it is in the best interest of the Issuer to have the Issuer’s board of directors approve the (i) contribution by RCAP Holdings, LLC (“Holdings”) of its equity interest in First Allied Holdings Inc. (“First Allied”), at a price not to exceed Holdings’ original cost basis plus any carrying valuation associated with Holdings’ equity bridge (the “Carrying Valuation”), such Carrying Valuation to be negotiated between Holdings and a special committee of the independent directors of the Issuer established on January 12, 2014, and (ii) exchange by Holdings of substantially all of its membership interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC and any other subsidiary to the Issuer (such that Holdings has no substantial interest in any entity in which the Issuer has an interest) solely in exchange for shares of common stock of the Issuer representing not more than 90.6% of the economic rights of the Issuer (in each case, before taking into account any other transactions contemplated by the Issuer) and the concurrent cancellation of substantially all of the Issuer’s Class B common stock owned by Holdings (alongside the retention by Holdings or its members of voting rights similar to those to which Class B common stock is entitled in the form of a nominal amount Class B common stock or a substitute class of common stock thereto), in each case, on terms consistent with the Issuer’s certificate of incorporation (the “Charter”) and the Exchange Agreement, dated June 10, 2013, between the Issuer and Holdings (the “Exchange Agreement”) entered into by the Issuer and Holdings and related documents and instruments, including with respect to tax matters resulting therefrom (in each case such transactions shall be in compliance with applicable law and the NYSE Listed Company Manual and is known collectively as the “Corporate Restructuring”).

Accordingly, on January 12, 2014, the Issuer’s board of directors approved the Corporate Restructuring, including authorizing its Executive Committee to execute, deliver and perform any instruments, certificates and documents pursuant to or in connection with such Corporate Restructuring, together with such additions, deletions or changes (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) to any of the foregoing, including, without limitation, and to the extent required by the Issuer’s Charter, by-laws or applicable law (including the NYSE Listed Company Manual), any amendment of the Issuer’s Charter, by-laws or material agreements, obtaining any shareholder approval of any matters required by the Corporate Restructuring, and obtaining any regulatory approvals required by the Corporate Restructuring, in each case, subject to and in accordance with, the necessary and appropriate tax planning of the Issuer and Holdings.

The parties hereto agree to use reasonable best efforts to implement, and to cause the Issuer to implement, the Corporate Restructuring substantially as described above and subject to the conditions described above. Should any of the aforementioned conditions necessitate a material modification to the Corporate Restructuring, the undersigned shall be required to obtain the consent of the Investor, such consent not to be unreasonably withheld, conditioned or delayed in order to effectuate such modifications.

Notwithstanding anything to the contrary herein, the Issuer shall not be required to seek a separate class vote of only the Class A stockholders in connection with the Corporate Restructuring prior to the closing of the Merger.

Anti-Dilution Restructuring. In connection with the Corporate Restructuring, the parties hereto desire to transition the anti-dilution provisions of the Issuer’s Class B common stock (the “Anti-Dilution Restructuring”). Accordingly, the parties hereto agree to use reasonable best efforts to cause the Issuer, subject to the approval of its board of directors or independent directors, as applicable, or pursuant to a vote of the Issuer’s stockholders, to amend the rights of the Class B common stock (or a substitute class of common stock thereto) with respect to the anti-dilution provisions appurtenant thereto, so that beginning 24 months after the consummation of the Corporate Restructuring, the Issuer shall have the right to redeem, subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common stock or any substitute class of common stock), Holdings’ (or its members’) beneficial ownership of any outstanding Class B common stock (or a substitute class of common stock thereto), (i) if at the time of election the closing price of the Issuer’s common stock is equal to or less than $30 per share (as appropriately adjusted for any stock splits, stock dividends or other similar transactions), $50 million payable in cash, or (ii) if at the time of election, the closing price of the Issuer’s common stock is greater than $30 per share (as adjusted), $50 million plus a prorated incremental amount, each payable in cash. Should any of the aforementioned conditions necessitate a material modification to the restructuring of the anti-dilution provisions Class B common stock (or a substitute class of common stock thereto), the undersigned shall be required to obtain the consent of the Investor, such consent not to be unreasonably withheld, conditioned or delayed in order to effectuate such modifications.

2. Informational Barriers; Best Practices. On January 12, 2014, the Issuer’s board of directors authorized the evaluation and implementation of applicable information barriers with respect to its wholesale and retail businesses consistent with best industry practices (the “Informational Barriers”). The parties hereto, in consultation with the Issuer’s advisors, agree to use commercially reasonable efforts to implement the Informational Barriers on or prior to the consummation of the Corporate Restructuring. Subject to the provisions set forth herein, Holdings and the undersigned shall each cause Issuer to amend its Charter and by-laws to conform with best practices in accordance with the ISS Governance QuickScore guidelines (the “Governance Amendments”).

3. Further Assurances. If, at any time from and after the date of hereof, any further action is necessary to carry out the intents and purposes of this letter agreement, each of the undersigned, shall promptly use its reasonable best efforts to take or cause to be taken any and all such necessary actions in accordance with, and subject to, the terms of this letter agreement, as applicable (including, without limitation, voting any shares or membership interests in Issuer, Holdings and/or Management Co owned by the undersigned and, subject to compliance with applicable law (including, without limitation, applicable federal securities laws) causing any applicable entity (the approval of which is necessary in order to carry out the intents and purposes of this letter agreement) to hold an annual or special meeting of any governing body or equity holders necessary to effect such approval).

4. Transfer Limitations. None of the undersigned who are individuals (the “Existing Members”) may Transfer all or any portion of his interests in Holdings. Notwithstanding the forgoing, any Existing Member may, directly or indirectly Transfer his interest in Holdings (i) to one or more of the other Existing Members or (ii) for estate planning purposes (provided such transferee agrees to comply with the transfer restrictions set forth in this Section 4 and provided Investor consents to such Transfer, which consent shall not be unreasonably withheld, conditioned, or delayed).

“Transfer” means, whether directly, indirectly, constructively or synthetically and whether voluntarily or by operation of law, judicial process or otherwise, any transfer, sale, distribution, assignment, conveyance, incurrence of any Lien or other disposition thereof, or grant of any right, option, profit participation or interest therein, or other conveyance of legal or beneficial interest therein including rights to vote or to receive dividends, distributions or other income with respect thereto, or any other action, arrangement or position otherwise reducing risk related to ownership thereof through hedging or other derivative instruments, or any agreement or commitment to do any of the foregoing; and

“Lien” means, any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any governmental authority, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing.

5. Termination. Notwithstanding anything in the Commitment Letter to the contrary, this Letter Agreement shall terminate upon the earliest of (i) the termination of the Commitment Letter, (ii) the termination of the Merger (as defined in the Commitment Letter), (iii) three years after the date of this Agreement and (iv) the consummation of the Corporate Restructuring in all material respects.

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If the foregoing correctly sets forth out understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

/s/ Nicholas S. Schorsch

Nicholas S. Schorsch

/s/ William M. Kahane

William M. Kahane

/s/ Edward M. Weil, Jr.

Edward M. Weil, Jr.

/s/ Peter M. Budko

Peter M. Budko

/s/ Brian S. Block

Brian S. Block

ACKNOWLEDGED AND AGREED:

LUXOR CAPITAL GROUP, LP

By: /s/ Norris Nissim

Name: Norris Nissim

Title:   General Counsel

Signature Page to the Letter Agreement

RCAP HOLDINGS, LLC

By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title:   Managing Member

Signature Page to the Letter Agreement